SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
May 5, 2009

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3338 (Commission File Number)	22-1558317 (IRS Employer Identification No.)

665 Martinsville Road, Suite 219, Basking Ridge, NJ 07920 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 604-2500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2009,  Millennium Biotechnologies Group, Inc. (the “Company”) appointed Michael C. James as a Director of the Company.  For the past ten years, Mr. James has been the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, where he holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. Currently, Mr. James is a director of Guided Therapeutics, Inc. where he is Chairman of the Compensation Committee and serves on the Audit Committee.  He was a board member of Nestor, Inc. from 2006 until June 2009 and CEO of that company from January 2009 through September 11, 2009.  While acting as CEO, Mr. James turned that company profitable and headed a complete financial restructuring. The business was sold on September 8, 2009 from the Receiver's Estate in Superior Court of the State of Rhode Island.  From 1995 to 1999, Mr. James was a Partner at Moore Capital Management, Inc., a private investment management company. Prior to his position at Moore Capital, from 1991 to 1994, he was employed by Buffalo Partners, L.P., a private investment management company, where he held the position of Chief Financial and Administrative Officer. From 1986 to 1991, he was employed by National Discount Brokers and held the positions of Treasurer and Chief Financial Officer. He began his career in 1980 as a staff accountant with Eisner, LLP.

Jerry Swon, Michael Martin and David Sargoy resigned from the Board of Directors on May 5, 2009.  The Company’s Board of Directors consists of the Chairman, Mark Mirken, and Benjamin Custodio and Michael James.

Item 8.01	Other Events.

As noted in the Company’s prior Current Report on Form 8-K filed on June 30, 2009,  the Company has undertaken a restructuring plan. The restructuring was at the suggestion of a new group of investors (the “Investors”) who acquired notes, which were secured by a first lien position on all of the Company’s assets and intellectual property, from a holder of the notes who was threatening immediate foreclosure.  By purchasing the notes, which have a current balance, including interest, of approximately $920,000, the Investors relieved the Company of the threat of immediate foreclosure by the previous holder of the notes.  The Company also owes Investors an additional $957,000 for recent financing which enabled the Company to fund manufacturing and production of products to fulfill then outstanding orders from key customers.

In the past 90 days, a substantial number of the Company’s creditors have entered into agreements to convert their debt into preferred stock (the “Debt Conversion”).  The preferred stock will automatically convert into common stock upon stockholder approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock (the “Amendment”).

Tentative agreements were also reached with debt holders having secured positions and ongoing strategic value to the Company’s recovery (the “Strategic Conversions”).  In this regard, the Company reached a settlement agreement with its major distributor, which holds a secured note, pursuant to which the distributor has agreed to reduce the note in exchange for an initial up front payment, the issuance of common stock purchase warrants, and the execution of a new service agreement.  Consummation of the settlement agreement is dependent, among other things, on the Company raising additional capital in a private offering of its securities.

The Investors, together with other debt holders who have provided recent bridge financing to the Company, have agreed to participate in a new securities offering by the Company (the “Private Offering”) by exchanging (the “Matching Investment”)  most of their existing debt for units (the “Units”) which will consist of promissory notes and a new series of preferred stock convertible into common stock upon the filing of the Amendment.  The Company is conducting the Private Offering to raise up to $5,000,000 in additional cash funding.

No assurance can be given that the Company will be able to consummate the Debt Conversion, the Amendment, the Strategic Conversions, the Matching Investment or the Offering.

No regulatory authority has approved or disapproved the information contained in this Item 8.01. Such information shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The securities to be sold in the Private Offering have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 29, 2009

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.

By:	/s/ Mark Mirken
Mark Mirken, President